Exhibit 99.1

RockTenn Amends and Extends Bank Revolving Credit and Term Loan Facility

NORCROSS, Ga.--(BUSINESS WIRE)-- RockTenn announced today that it has entered into an  Amended and Restated Credit Agreement in the approximate amount of $2.7 billion, comprised of a $1.475 billion revolving credit facility and a $1.22 billion term loan facility.  The facility matures on September 27, 2017.

Annual interest expense and fee savings of approximately $4.5 million are expected based on the current outstanding balances under our revolving credit and term loan facility.  The agreement provides for the currently effective maximum leverage ratio of 3.75 times to be effective at our option through September 30, 2013.  Prior to the amendment, the credit agreement, which is unsecured, provided for a springing lien on subsidiary stock upon the occurrence of certain credit related events.  That provision was eliminated by the amendment.

“Our Amended and Restated Credit Agreement extends the maturity of our bank facility to five years and provides additional liquidity at a reduced cost compared to our current bank facility. When combined with the $1.45 billion in notes issued for terms of 7 to 10.5 years during 2012, our strong balance sheet continues to provide significant financial flexibility to implement our business strategy”, said Jim Rubright, Chairman and Chief Executive Officer of RockTenn.

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions. RockTenn's 26,600 employees are committed to exceeding their customers' expectations - every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

SOURCE:

RockTenn
John Stakel, 678-291-7900
Senior Vice President-Treasurer
jstakel@rocktenn.com